UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2024 (October 31, 2024)

DAYBREAK OIL AND GAS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	000-50107	91-0626366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 S. Friendswood Dr., Suite 212 Friendswood, TX	77546
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (281) 996-4176

(Former Name or Former Address if Changed Since Last Report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
n/a	n/a	n/a

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On October 22, 2024, James F. Westmoreland, President and Chief Executive Officer and Interim Principal Financial Officer, advised the Board of Directors of Daybreak Oil and Gas, Inc. (OTC Expert Market: DBRM), a Washington corporation (“Daybreak” or the “Company”) that he will retire from the Company effective with the close of business on Friday, November 1, 2024. At the same time, Mr. Westmoreland will also retire his positions as Chairman and member of the Board of Directors.

The Board appointed Mr. Bennett Anderson to the position of President and Chief Executive Officer, effective with the close of business on Friday, November 1, 2024, to fill the vacancies created by Mr. Westmoreland’s retirement. With this appointment, Mr. Anderson resigned from his Chief Operating Officer position, effective as of close of business on Friday, November 1, 2024. On October 22, 2024, Mr. Anderson was also elected to the Company’s Board of Directors effective as of November 1, 2024.

The following is a synopsis of Mr. Bennett Anderson’s business experience:

Bennett W. Anderson was appointed Chief Operating Officer in 2006. Prior to that time, he was a private investor from 2002 - 2006. He served as a Vice President with Novell, Inc. from 1998-2002. Mr. Anderson’s duties included product direction, strategy and market direction, and training and support for the field sales staff. From 1978 to 1982, Mr. Anderson worked as a rig hand and was involved in drilling over a dozen wells in North Dakota. He holds a Bachelor of Science from Brigham Young University in Computer Science and graduated with University Honors of Distinction.

There are no family relationships between Mr. Anderson and any of the other members of the Board of Directors or the Company’s officers.

Since the beginning of the Daybreak’s last fiscal year, March 1, 2024, in accordance with Item 404(a) of Regulation S-K, there were no transactions to report.

In connection with Mr. Anderson’s appointment as President and Chief Executive Officer, the Board has not consulted with the Compensation Committee and does not foresee any change in annual salary payable to him, which is currently $100,000. However, starting July 2023, all employees are currently being paid 25% of that original salary, with the remaining 75% being accrued. Therefore, Mr. Anderson is actual salary being paid to him, is $25,000 with $75,000 being accrued.

On October 22, 2024, the Board also accepted the retirement, of Mr. James F. Meara, Director, Audit Committee Chairman and Audit Committee Financial Expert; and Mr. Timothy R. Lindsey, Director, Compensation Committee Chairman, and Nominating and Corporate Governance Committee Chairman, effective close of business on Friday, November 1, 2024.

Mr. Darren Williams will remain on the Board as a Director. With Mr. Williams and the newly elected Mr. Anderson holding positions on the Board, the Board elected to reduce the number of members to three, in accordance with the articles of incorporation and the bylaws of the Company.

On October 31, 2024, the Board elected Mr. John B. Linford to the Board of Directors. Mr. Linford is an Attorney with John B. Linford, A Professional Law Corporation located in Bakersfield, CA. Mr. Linford has served as an oil and gas legal counsel to Daybreak since 2011. He has helped prepare land agreements as well as water use and general legal counsel for oil and gas related issues. Mr. Linford has helped create lease agreements as well as reviewed existing legal agreements for acquisition and Partnerships for Daybreak. Mr. Linford has been in private practice in Bakersfield, CA from July 1990 – Present, emphasizing oil and gas, minerals and natural resources, real estate, common interest development, general business, commercial, corporations, partnerships, counseling, transactions, trial litigation,

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appeals, arbitration and mediation. From November 1988 – July 1990, he served as an Attorney with Shell Oil Company in Bakersfield, CA providing legal counsel and advice, contracts, business, oil and gas transactions, mergers and acquisitions, litigation (in-house and outside) agricultural, construction, commercial, water, and real property.

Mr. Linford graduated from the University of Oklahoma, College of Law with a Juris Doctor with Honors in 1988 with many accolades. He earned his Undergraduate at South Dakota School of Mines & Technology; B.S. Geological Engineering with High Honors in 1979. Mr. Linford earned his Bar Admissions in California in December 1988; and U.S. District Court, Eastern District California in December 1988. He had an early career as a Geological Engineer, and served in the U.S. Navy.

Prior Transactions with the Company

There are no understandings or arrangements between Mr. Linford and any other person pursuant to which Mr. Linford was selected as a Director. Mr. Linford does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer. Mr. Linford provides legal counsel to Daybreak in California relating to land agreements; water use and general legal counsel for oil and gas related issues. He has helped create lease agreements as well as reviewing existing legal agreements for acquisition and Partnerships for Daybreak. Since the last fiscal year ended February 29, 2024, Daybreak has paid Mr. Linford approximately $6,225.

[signature page follows]

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYBREAK OIL AND GAS, INC.

By: /s/ JAMES F. WESTMORELAND

James F. Westmoreland, President and Chief Executive Officer

Date: November 1, 2024

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